Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2021 Results

Reinstates Quarterly Dividend to $0.40 per Share

LOUISVILLE, KY. (April 29, 2021) – Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 week period ended March 30, 2021 and provided a business update.

Statement from Jerry Morgan, CEO and President

The last several weeks have been extremely difficult for the Texas Roadhouse family as we mourn the passing of our Founder, CEO, and friend, Kent Taylor. The vision and leadership that Kent provided since opening the first store in 1993 was without question the foundation for the thriving, multi-concept restaurant company that we are today. The entire leadership team is committed to preserving Kent’s legacy and the unique culture he established as we continue to grow Texas Roadhouse just as he did over the past 28 years.

We also have reflected on the impact of the pandemic on our business. A year ago today, all of our dining rooms were still closed and while we knew brighter days were ahead, we never could have anticipated where we are today. Our operating results have exceeded even pre-pandemic levels thanks to our operators’ ability to navigate a number of factors, including the easing of dining room capacity restrictions, guest excitement to get back into our restaurants and the continued strength of our To-Go sales. Going forward, our primary focus will be ensuring that our guests continue to have a legendary experience each and every time they choose us. This will include continuing to manage capacity restrictions, recruiting and retaining front-line employees, and maintaining a safe environment for everyone.

Financial Results

Financial results for the 13 week periods ended March 30, 2021, March 31, 2020, and March 26, 2019 were as follows:

	First Quarter
				% change
($000's)	2021	2020	2019	vs. 2020	vs. 2019
Total revenue	$800,629	$652,524	$690,608	22.7%	15.9%
Income from operations	80,927	15,790	60,445	412.5%	33.9%
Net income	64,150	16,029	50,390	300.2%	27.3%
Diluted earnings per share	$0.91	$0.23	$0.70	298.5%	31.0%

Results for the first quarter included the following:

•	Comparable restaurant sales at company restaurants increased 18.5% and 8.6% compared to 2020 and 2019, respectively[1]. Comparable restaurant sales at domestic franchise restaurants increased 15.2% and 5.1% compared to 2020 and 2019, respectively;

•	Three company restaurants were opened, including one Bubba’s 33 restaurant;

•	Restaurant margin, as a percentage of restaurant and other sales, was 18.6% and restaurant margin dollars were $147.6 million. Restaurant margin was impacted by an increase in comparable restaurant sales partially offset by higher costs related to the pandemic;

•	Diluted earnings per share increased to $0.91 from $0.23 in the prior year due to the increase in comparable restaurant sales and the prior year impact of the pandemic, which began to significantly impact our operations in March 2020; and,

•	The Company ended the quarter with debt of $240.0 million and $495.6 million of cash on hand.

Jerry Morgan commented, “We asked our operators to deliver results in a challenging environment and as expected they delivered industry leading results. These strong operating results, which have continued into our April period, have further strengthened our financial position. As a result, we continue to move forward with our development pipeline and are pleased to report the reinstatement of our quarterly dividend by our Board of Directors.”

Business Update

Comparable restaurant sales during the quarter were positively impacted by the re-opening of dining rooms, all of which had re-opened by the end of the quarter, the continued easing of dining room capacity restrictions, and strong To-Go sales. The Company continues to operate under various capacity restrictions in the dining rooms along with enhanced To-Go, which includes a curbside and/or drive-up operating model, as permitted by local guidelines. By period, the comparable restaurant sales, average weekly sales, and To-Go sales for all company restaurants were as follows:

	January	February	March	Q1 2021
Comparable restaurant sales vs 2020	(0.3%)	(3.5%)	64.1%	18.5%
Comparable restaurant sales vs 2019	7.5%	0.6%	15.5%	8.6%
Average weekly sales	$105,595	$106,292	$127,362	$114,201
To-Go sales as a % of average weekly sales	25.9%	22.8%	19.7%	22.3%
Total company restaurants - end of period	537	538	540	540
Limited capacity company restaurants - end of period	504	530	540	540

1 Comparable restaurant sales reflect the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured for comparison to 2020 and for restaurants open a full 30 months before the beginning of the period measured for comparison to 2019.

For the April period, the comparable restaurant sales, average weekly sales, and To-Go sales for all company restaurants were as follows:

April
Comparable restaurant sales vs 2020	126.7%
Comparable restaurant sales vs 2019	20.9%
Average weekly sales	$124,217
To-Go sales as a % of average weekly sales	18.7%
Total company restaurants - end of period	545
Limited capacity company restaurants - end of period	545

For the quarter, the Company’s cash on hand position increased $132.5 million due to increased sales performance and working capital inflows, partially offset by cash used for capital expenditures. As of the end of the quarter, the Company had opened three company restaurants and an additional 15 were under construction. In addition and as further discussed below, the Company’s Board of Directors reinstated the quarterly dividend beginning with the Q2 2021 fiscal quarter.

2021 Outlook

Management updated the following expectation for 2021:

•	Commodity cost inflation of approximately 4.0%.

Management reiterated the following expectations for 2021:

•	25 to 30 company restaurant openings across all concepts;

•	Store week growth of 4.0% to 5.0%; and,

•	Total capital expenditures of $210 million to $220 million.

To the extent that state and local guidelines begin to significantly reduce capacity and/or re-close dining rooms, the Company could pull back on development and reduce capital spend accordingly.

Cash Dividend Payment

On April 28, 2021, our Board of Directors reinstated the payment of a quarterly cash dividend of $0.40 per share of common stock. This payment will be distributed on June 4, 2021 to shareholders of record at the close of business on May 19, 2021. The Company most recently paid a quarterly cash dividend of $0.36 on March 27, 2020 which was subsequently suspended to preserve cashflow.

Non-GAAP Measures

The Company prepares the consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). Within the press release, the Company makes reference to restaurant margin (in dollars and as a percentage of restaurant and other sales). Restaurant margin represents restaurant and other sales less restaurant-level operating costs, including food and beverage costs, labor, rent and other operating costs. Restaurant margin should not be considered in isolation, or as an alternative, to income from operations. This non-GAAP measure is not indicative of overall company performance and profitability in that this measure does not accrue directly to the benefit of shareholders due to the nature of the costs excluded. Restaurant margin is widely regarded as a useful metric by which to evaluate restaurant-level operating efficiency and performance. In calculating restaurant margin, the Company excludes certain non-restaurant-level costs that support operations, including pre-opening and general and administrative expenses, but do not have a direct impact on restaurant-level operational efficiency and performance. The Company also excludes depreciation and amortization expense, substantially all of which relates to restaurant-level assets, as it represents a non-cash charge for the investment in restaurants. The Company also excludes impairment and closure expense as it believes this provides a clearer perspective of ongoing operating performance and a more useful comparison to prior period results. Restaurant margin as presented may not be comparable to other similarly titled measures of other companies in the industry. A reconciliation of income from operations to restaurant margin is included in the accompanying financial tables.

Conference Call

Texas Roadhouse is hosting a conference call today, April 29, 2021 at 5:00 p.m. Eastern Time to discuss these results. The dial-in number is (877) 699-0953 or (647) 689-5456 for international calls. A replay of the call will be available for one week following the conference call. To access the replay, please dial (800) 585-8367 or (416) 621-4642 for international calls, and use 6172236 as the pass code. There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today has grown to over 640 restaurants system-wide in 49 states and ten foreign countries. For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the potential impact of the COVID-19 pandemic, including further dining room capacity restrictions or closures, and other non-historical statements. Such statements are based upon the current beliefs and expectations of the management of Texas Roadhouse. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, conditions beyond its control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting customers or food supplies; food safety and food-borne illness concerns; and other factors disclosed from time to time in its filings with the U.S. Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include but are not limited to those described under “Part I—Item 1A. Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 29, 2020. These factors should not be construed as exhaustive and should be read in conjunction with other filings with the Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

# # #

Contacts:

Investor Relations

Michael Bailen

(502) 515-7298

Media

Travis Doster

(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 30, 2021	March 31, 2020
Revenue:
Restaurant and other sales	$794,923	$647,626
Franchise royalties and fees	5,706	4,898

Total revenue	800,629	652,524

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):

Food and beverage	251,482	210,180
Labor	258,036	241,079
Rent	14,452	13,471
Other operating	123,379	104,289
Pre-opening	4,268	5,112
Depreciation and amortization	30,869	29,054
Impairment and closure, net	504	595
General and administrative	36,712	32,954

Total costs and expenses	719,702	636,734

Income from operations	80,927	15,790

Interest expense, net	1,460	69
Equity loss from investments in unconsolidated affiliates	(217)	(508)

Income before taxes	79,250	15,213
Income tax expense (benefit)	12,820	(1,939)

Net income including noncontrolling interests	66,430	17,152
Less: Net income attributable to noncontrolling interests	2,280	1,123
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$64,150	$16,029

Net income per common share attributable to Texas Roadhouse, Inc.
and subsidiaries:
Basic	$0.92	$0.23
Diluted	$0.91	$0.23

Weighted average shares outstanding:
Basic	69,637	69,422
Diluted	70,137	69,852

Cash dividends declared per share	$-	$0.36

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 30, 2021	December 29, 2020
Cash and cash equivalents	$495,646	$363,155
Other current assets, net	81,972	147,496
Property and equipment, net	1,093,790	1,088,623
Operating lease right-of-use assets, net	537,826	530,625
Goodwill	127,001	127,001
Intangible assets, net	2,071	2,271
Other assets	68,422	65,990

Total assets	$2,406,728	$2,325,161

Current maturities of long-term debt	50,000	50,000
Other current liabilities	458,164	456,318
Operating lease liabilities, net of current portion	580,005	572,171
Long-term debt, excluding current maturities	190,000	190,000
Other liabilities	118,541	113,621
Texas Roadhouse, Inc. and subsidiaries stockholders' equity	993,621	927,505
Noncontrolling interests	16,397	15,546

Total liabilities and equity	$2,406,728	$2,325,161

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	13 Weeks Ended
	March 30, 2021	March 31, 2020
Cash flows from operating activities:
Net income including noncontrolling interests	$66,430	$17,152
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	30,869	29,054
Share-based compensation expense	9,908	7,247
Deferred income taxes	1,025	433
Other noncash adjustments, net	1,166	2,822
Change in working capital	68,615	(34,992)
Net cash provided by operating activities	178,013	21,716

Cash flows from investing activities:
Capital expenditures - property and equipment	(38,666)	(46,672)
Proceeds from sale leaseback transactions	2,192	2,167
Net cash used in investing activities	(36,474)	(44,505)

Cash flows from financing activities:
Proceeds from revolving credit facility	-	190,000
Repurchase of shares of common stock	-	(12,621)
Dividends paid	-	(24,989)
Other financing activities, net	(9,048)	(6,874)
Net cash (used in) provided by financing activities	(9,048)	145,516

Net increase in cash and cash equivalents	132,491	122,727
Cash and cash equivalents - beginning of period	363,155	107,879
Cash and cash equivalents - end of period	$495,646	$230,606

Texas Roadhouse, Inc. and Subsidiaries

Reconciliation of Income from Operations to Restaurant Margin

(in thousands)

(unaudited)

	13 Weeks Ended
	March 30, 2021	March 31, 2020	March 26, 2019
Income from operations	$80,927	$15,790	$60,445

Less:
Franchise royalties and fees	5,706	4,898	5,491

Add:
Pre-opening	4,268	5,112	3,868
Depreciation and amortization	30,869	29,054	27,773
Impairment and closure, net	504	595	17
General and administrative	36,712	32,954	35,983

Restaurant margin	$147,574	$78,607	$122,595

Restaurant margin (as a percentage of restaurant and other sales)	18.6%	12.1%	17.9%

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	First Quarter		Change
	2021	2020	vs 2020
Restaurant openings
Company - Texas Roadhouse	2	4	(2)
Company - Bubba's 33	1	1	0
Company - Jaggers	0	0	0
Franchise - Texas Roadhouse - U.S.	0	1	(1)
Franchise - Texas Roadhouse - International	0	0	0
Total	3	6	(3)

Restaurants open at the end of the quarter (1)
Company - Texas Roadhouse	505	488	17
Company - Bubba's 33	32	29	3
Company - Jaggers	3	2	1
Franchise - Texas Roadhouse - U.S.	69	70	(1)
Franchise - Texas Roadhouse - International	28	28	0
Total	637	617	20

	First Quarter			Change		Change
	2021	2020	2019	vs 2020		vs 2019
Company restaurants
Restaurant and other sales	$794,923	$647,626	$685,117	22.7%		16.0%
Store weeks	6,995	6,721	6,386	4.1%		9.5%
Comparable restaurant sales (2)	18.5%	(8.4)%	5.2%
Texas Roadhouse restaurants only:
Comparable restaurant sales (2)	18.3%	(8.2)%	5.1%
Average unit volume (3)	$1,509	$1,284	$1,403	17.5%		7.6%
Weekly sales by group:
Comparable restaurants (473, 452, and 429 units respectively)	$116,816	$98,979	$108,325
Average unit volume restaurants (4) (18, 20, and 22 units, respectively)	$96,780	$91,373	$97,746
Restaurants less than 6 months old (14, 16, and 17 units, respectively)	$117,833	$97,353	$112,729
Restaurant operating costs (as a % of restaurant and other sales)
Food and beverage costs	31.6%	32.5%	32.7%	(82	)bps	(102	)bps
Labor	32.5%	37.2%	32.7%	(476	)bps	(22	)bps
Rent	1.8%	2.1%	1.9%	(26	)bps	(10	)bps
Other operating	15.5%	16.1%	14.9%	(58	)bps	66	bps
Total	81.4%	87.9%	82.1%	(643	)bps	(67	)bps

Restaurant margin	18.6%	12.1%	17.9%	643	bps	67	bps

Restaurant margin ($ in thousands)	$147,574	$78,607	$122,595	87.7%		20.4%
Restaurant margin $/Store week	$21,097	$11,695	$19,197	80.4%		9.9%

Franchise restaurants
Franchise royalties and fees	$5,706	$4,898	$5,491	16.5%		3.9%
Store weeks	1,261	1,263	1,191	(0.2)%		5.9%
Comparable restaurant sales (2)	13.2%	(9.4)%	2.8%
U.S. franchise restaurants only:
Comparable restaurant sales (2)	15.2%	(8.5)%	4.3%
Average unit volume (3)	$1,545	$1,335	$1,450	15.8%		6.6%

Pre-opening expense	$4,268	$5,112	$3,868	(16.5)%		10.3%

Depreciation and amortization	$30,869	$29,054	$27,773	6.2%		11.1%
As a % of revenue	3.9%	4.5%	4.0%	(60	)bps	(17	)bps

General and administrative expenses	$36,712	$32,954	$35,983	11.4%		2.0%
As a % of revenue	4.6%	5.1%	5.2%	(46	)bps	(63	)bps

(1)  2021 includes four Franchise - Texas Roadhouse - International restaurants that are temporarily closed.  2020 included one domestic Company - Texas Roadhouse and 22 Franchise - Texas Roadhouse - International locations that were temporarily closed.

(2)  Comparable restaurant sales reflect the change in year-over-year sales for restaurants open a full 18 months before the beginning of the period measured, excluding sales from restaurants permanently closed during the period.

(3)  Average unit volume includes sales from Texas Roadhouse restaurants open for a full six months before the beginning of the period measured, excluding sales from restaurants permanently closed during the period.

(4)  Average unit volume restaurants include restaurants open a full six and up to 18 months before the beginning of the period measured.

Amounts may not foot due to rounding.